Exhibit 10.8

CONTRACT OF EMPLOYMENT dated 01/02/2020

BETWEEN

(1) ENERGY CONSERVATION SOLUTIONS LIMITED (ECSL) (registered number: 03619534) whose registered office is at New Kings Court, Tollgate, Chandler’s Ford, Eastleigh, Hampshire SO53 3LG (the ‘Employer’); and

(2) PETER WALDER of 2 Balfour Manor, Station Road, Sidmouth, Devon, EX10 8XW (‘you’).

1 Appointment

1.1 The Employer will employ you on the terms and conditions set out in this contract.

1.2 Your employment with the Employer under this contract will commence on 1st February 2020 (the ‘Commencement Date’).

1.3 Your period of continuous employment with the Employer will commence on 1st February 2020, and no period of employment with any previous employer counts as part of your period of continuous employment with the Employer.

1.4 Your appointment and your continuing employment are at all times conditional upon you being permitted to work in the UK.

2 Duties

2.1 You will be employed as Non-Executive Director

2.2 Your duties will include regular attendance at management and Board meetings, as well as time in the office or other sites (for example key clients)

2.1 During your employment you will:

2.1.1 Obey all lawful and reasonable directions or instructions from time to time given to you by your Manager or any other authorised person;

2.1.2 Comply with the Employer’s rules, regulations and policies from time to time in force; and

2.1.3 Use your best endeavours to promote, develop and protect the business, interests and reputation of the Employer.

2.1.5 You will not use (or allow to be used) your knowledge of or connection with the Employer (or any Group Company) or knowledge of or connection with any customer of or supplier to the Employer (or any Group Company) for any purpose other than the proper purposes of the Employer.

3 Time Commitment

3.1 Your hours are discretionary and due to the nature of your role it is not possible to be specific about the time commitment.

3.2 By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

4 Salary

4.1 Your salary is £24,000 per year (‘Salary’). Your Salary will be paid in equal instalments in arrears on or about the last working day of each month by automated bank transfer and will accrue on a daily basis.

4.2 All payments of Salary are subject to deductions for income tax and national insurance contributions and other authorised deductions or deductions required by law.

4.3 You authorise the Employer at any time during your employment and/or on its termination to deduct any sums owed by you to the Employer at any time from your Salary and/or from any other sums due to you under this contract (to include, without limitation, any payment in lieu of notice).

5 Place of work

5.1 Your normal place of work will be at ECSL’s Head Office, Franklyn House, Daux Road, Billingshurst, West Sussex RH14 9SJ, but you may be required to perform your duties in such other place or places as the Employer may reasonably require from time to time.

6 Holiday

6.1 As your hours of work are discretionary no formal holiday entitlement has been set

7 Sickness

7.1 As your hours of work are discretionary no formal sick pay entitlement has been set.

8 Disciplinary and grievance matters

8.1 You are subject to the Employer’s disciplinary and grievance rules and procedures, which are contained in the Formal & Informal Performance Review Procedure & Redundancy Policy document. Such rules and procedures do not form part of this contract and may be altered or added to from time to time.

8.2 The Employer may, in its absolute discretion, suspend you on full pay in order to investigate any claim or allegation which, if found to be true, would entitle the Employer to terminate your employment (without prejudice to its right to subsequently terminate your employment on the same or any other ground). Any such suspension will last no longer than is necessary to carry out any inquiry or investigation into the circumstances and to hold any appropriate disciplinary hearings.

8.3 If you wish to appeal against any disciplinary decision or decision to dismiss you, your appeal must be made in writing and you should set out in detail the reasons for your appeal. The steps you should then take are set out in the disciplinary procedure.

8.4 If you wish to raise a grievance, you may do so in writing. The steps you should then take are set out in the grievance procedure.

9 Pension

9.1 If eligible, the company will auto-enrol you into a pension scheme, in accordance with its pension’s auto-enrolment obligations.

Full details of the scheme will be given to you when you are enrolled, including the minimum level of contributions that you will be required to make during your membership and your right to opt out if you do not want to be a member of the scheme. While participating in the scheme, you agree to worker pension contributions being deducted from your salary.

Membership of the scheme is subject to its rules as may be amended from time to time, and the company may replace the scheme with another pension scheme at any time.

If you cease to be a member of the scheme for any reason, the organisation will re-enrol you automatically into a pension scheme as and when required by law.

Further details about the scheme can be obtained from Deborah Mason.

10 Expenses

10.1 Travel costs are inclusive of your salary, but if you are required to stay overnight then those costs will be borne of the Company.

11 Other benefits

11.1 Following completion of 6 months service the company you will be enrolled into the Bupa Health Expenses Cash Plan. This allows you to claim back against some of the costs of every day health expenses. Full details of the scheme will be given to you when you are enrolled including details of how you can upgrade your cover.

11.2 The Employer maintains insurance against necessary risks such as loss and damage to or destruction of its property and the injury or death of members of the public affected by its activities and of its employees and others undertaking authorised work for it. You must take care to comply with the terms of all such insurance policies and not to do anything which might result in them being invalidated or avoided.

12 Termination of employment

12.1 During the first month of your employment you may terminate your employment at any time without notice and, during this same period, the Employer may terminate your employment without notice.

12.2 Following the first month of your employment, you may terminate your employment at any time by giving to the Employer at least one month’s prior written notice and the Employer may terminate your employment by giving you at least one month’s prior written notice.

13.3 Nothing in this contract will prevent the Employer from terminating your employment, without notice or payment in lieu of notice, in a case of gross misconduct justifying summary dismissal without notice, or if you cease to be permitted to work in the UK. Examples of matters which will usually be regarded as gross misconduct are set out in the Energys Group Formal & Informal Performance Review Procedure & Redundancy Procedure document.

13.4 If you or the Employer have given notice to terminate your employment, the Employer may at any time require you not to attend at your place of work and/or any of the Employer’s premises, and/or require you to perform your duties from home, to perform no duties or to perform duties different from your normal duties, and/or to return all Company property in your possession or control (including any Company vehicle, laptop, mobile or PDA), and/or not directly or indirectly to contact any customers/clients, suppliers or employees of the Employer until your employment ends. During such periods, you will continue to be entitled to Salary and contractual benefits and you will remain an employee of the Employer and may not work for any other person.

14 Confidential Information

14.1 In this contract ‘Confidential Information’ means:

14.1.1 Information relating to the business, management systems, finances, transactions and affairs of the Employer [including price and cost information and statistics, discount structures, sales statistics, business plans and programmes, potential business opportunities, expansion plans, marketing surveys and strategies, research and development projects, business forms, contractual negotiations, lists and details of customers/prospective customers/clients/prospective clients and of suppliers and prospective suppliers and details regarding the remuneration of employees, their experience and other information relating to those employed or engaged by the Employer;

14.1.2 Trade secrets (including, without limitation, formulae, computer programs, processes, methods, inventions, technical data, databases, know-how, training techniques, marketing data, operating procedures, policies and practices and designs) relating to the business of the Employer and/or any of its customers/clients, suppliers, agents or distributors;

14.1.3 Information relating to the business, finances, dealings, transactions and affairs of any supplier or customer/client or agent or distributor of the Employer;

14.1.4 Information in respect of which the Employer is bound by an obligation of confidentiality to a third party;

14.1.5 Any information which is identified to you by the Employer as being confidential or secret in nature or which ought reasonably to be regarded as confidential.

14.2 Except in the proper performance of your duties (or as required by law), you will not, either during your employment or at any time after the termination of your employment, without the prior written approval of the Employer, use Confidential Information for your own benefit or for the benefit of any other person, firm, company or organisation (other than the Employer) or directly or indirectly disclose Confidential Information to any person (other than any person employed by the Employer whose province it is to have access to that Confidential Information).

14.3 During your employment, you will:

14.3.1 Use your best endeavours to prevent the unauthorised publication or disclosure by third parties of any Confidential Information; and

14.3.2 Not make (otherwise than for the benefit of the Employer) any notes, memoranda, records, tape recordings, computer programs, photographs, plans, drawings or any other form of record (whether electronic or paper) relating to any matter within the scope of the business of the Employer or of any Group Company or concerning any of the dealings or affairs of the Employer or any Group Company.

14.4 The restrictions contained in this clause (14) will not apply to any Confidential Information or other information which (otherwise than through your default) becomes available to, or within the knowledge of, the public generally or which becomes out of date, or to information disclosed for the purpose of making in good faith a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996, or to a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

14.5 On the termination of your employment (or earlier if so requested), you will return to the Employer all reports, manuals, files, disks, records, accounts, documents or other material relating to the Employer (whether or not containing Confidential Information), and any car, keys, swipe cards, laptops, mobiles or PDAs or any other property of, or relating to, the Employer. You further agree to delete any copies (whether electronic or paper) of any documents relating to the business of the Employer (or any Group Company) and not to retain any copies (in any format) of any such document.

15 Data protection and monitoring

15.1 You consent to the Employer processing personal data and sensitive personal data (as defined in the Data Protection Act 1998) concerning you in its manual and computerised/automated filing systems internally and, so far as is reasonably necessary, externally, for the purposes of complying with statutory requirements, meeting the Employer’s legitimate interests, properly conducting the Employer’s business, complying with the terms of this contract and for all purposes in connection with your employment with the Employer.

15.2 You consent to your personal data and sensitive personal data for the purposes envisaged in clause [15.1] above being transferred to and processed by:

15.2.1 Any Group Company and their employees;

15.2.2 Professional advisors of the Employer or of the Group;

15.2.3 Any third party providing services to the Employer or to the Group for the benefit of its employees;

15.2.4 HM Revenue & Customs or other authorities; and

15.2.5 Prospective purchasers of all or any part of the Employer’s business in return for suitable confidentiality undertakings regardless of the country to which the data is to be transferred

15.3 You consent to the Employer monitoring, intercepting, reading and recording your telephone, email and other electronic communications for the purpose of monitoring and recording to establish facts, to establish compliance with regulatory procedures, to prevent or detect crime, to investigate or detect the unauthorised use of the Employer’s systems or to ascertain compliance with the Employer’s practices or procedures. The Employer may also monitor and record communications to check that they are relevant to its business.

16 Entire agreement

18.1 This contract is the entire agreement between you and the Employer in relation to its subject matter and replaces all previous agreements and arrangements (whether written or oral, express or implied) relating to your employment by the Employer, which will be deemed to have been terminated by mutual consent as from the date of this contract.

18.2 The information contained in this contract contains the particulars required for a written statement under section 1 of the Employment Rights Act 1996.

19 Signed for and on behalf of ENERGY CONSERVATION SOLUTIONS LIMITED

…………………………………………………………………………………	DATE: ......... / ……… / ……………

KEVIN COX, MANAGING DIRECTOR

EMPLOYEE: PETER WALDER

I, Peter Walder, agree to the above terms and acknowledge receipt of the information required for a written statement of particulars under the Employment Rights Act 1996.

Signed:

…………………………………………………………………………………	DATE: ......... / ……… / ……………